Exhibit 99.2

                FEDERATED DEPARTMENT STORES, INC.

              Consolidated Statements of Cash Flows
                           (Unaudited)

                           (millions)

                                          39 Weeks Ended       39 Weeks Ended
                                         October 31, 1998     November 1, 1997

 Cash flows from operating activities:
 Net income                                    $     254           $     157
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation and amortization of property
    and equipment                                    448                 418
   Amortization of intangible assets                  20                  21
   Amortization of financing costs                     6                  17
   Amortization of unearned restricted stock           1                   1
   Loss on early extinguishment of debt               23                  39
   Changes in assets and liabilities:
      Decrease in accounts receivable                335                 322
      Increase in merchandise inventories         (1,083)             (1,041)
      Increase in supplies and prepaid expenses       (5)                (10)
      Increase in other assets not separately
       identified                                    (13)                 (9)
      Increase in accounts payable and accrued
       liabilities not separately identified         443                 468
      Increase (decrease)in current income taxes     (51)                 44
      Increase (decrease)in deferred income taxes     38                 (16)
      Decrease in other liabilities not separately
       identified                                     (7)                 (3)
       Net cash provided by operating activities     409                 408

Cash flows from investing activities:
 Purchase of property and equipment                 (377)               (411)
 Disposition of property and equipment                28                 120
 Decrease in notes receivable                        200                 200
       Net cash used by investing activities        (149)                (91)

Cash flows from financing activities:
 Debt issued                                         650               1,284
 Financing costs                                       -                  (6)
 Debt repaid                                        (563)             (1,445)
 Increase in outstanding checks                      162                  88
 Acquisition of treasury stock                      (531)                 (2)
 Issuance of common stock                             44                  46
       Net cash used by financing activities        (238)                (35)



                FEDERATED DEPARTMENT STORES, INC.

              Consolidated Statements of Cash Flows
                           (Unaudited)

                           (millions)

                                           39 Weeks Ended      39 Weeks Ended
                                          October 31, 1998    November 1, 1997

 Net increase in cash                           $      22           $     282
 Cash at beginning of period                          142                 149

 Cash at end of period                          $     164           $     431


 Supplemental cash flow information:
  Interest paid                                 $     235           $     310
  Interest received                                    13                  29
  Income taxes paid (net of refunds received)         206                  97
  Schedule of noncash investing and financing
   activities:
   Conversion of long-term debt to common stock       344                   -